Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2020 Financial Results

Net Income of $476 million, $1.26 EPS, $1.25 Adjusted EPS1

Third Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$632 million	13.6%	$37.78/share

CORE PRE-TAX INCOME[1] $628 million	CORE ROTCE[1] 15.2%	ADJUSTED TANGIBLE BOOK VALUE[1] $34.56/share

TOTAL DEPOSITS $134.9 billion	TOTAL LIQUIDITY[2] $44.2 billion	COMMON EQUITY TIER 1 RATIO 10.4%

QUARTERLY HIGHLIGHTS

•  EPS of $1.26, up 30% YoY; Adjusted EPS[1] of $1.25, up 24% YoY

•  ROE of 13.6%, up 303 basis points (“bps”) YoY; Core ROTCE[1] of 15.2%, up 296 bps YoY

•  Total Net Revenue of $1.68 billion, up 5% YoY; Adjusted Total Net Revenue[1] of $1.68 billion, up 4% YoY

•  Consumer auto originations of $9.8 billion | Sourced from 3.2 million applications, consistent with prior year levels

•  6.95% Estimated Retail Auto Originated Yield[1] | Retail auto net charge-off rate of 0.64%, down 74 bps YoY

•  Insurance written premiums of $333 million | Continued strong investment income trends

•  Total deposits of $134.9 billion, up 13% YoY, and up $3.9 billion QoQ

•  Retail deposits of $120.8 billion, up $5.0 billion QoQ and up 19% YoY – highest 3Q growth in retail balances

•  Total retail deposit customers of 2.2 million, up 78 thousand QoQ and up 14% YoY | 40th consecutive quarter of retail customer growth

•  Ally Home® direct-to-consumer mortgage originations of $1.3 billion | 5th consecutive quarter of improved revenue-per-loan

•  Ally Invest self-directed accounts up 16% YoY to 400 thousand | $11.1 billion in total net brokerage customer assets, up 55% YoY

•  Ally Lending gross originations of $167 million | Announced expansion into retail point-of-sale lending

•  Corporate Finance held-for-investment portfolio of $5.9 billion, up 17% YoY | Stable credit, disciplined risk management approach

•  Opportunistic liability management actions | $750 million unsecured issuance | Early paydown of $2.5 billion of FHLB borrowings

•  Board of directors approved 4Q 2020 common dividend of $0.19 per share

Ally Chief Executive Officer Jeffrey Brown commented on the quarter:

“In the third quarter, Ally delivered financial and operational results that reinforce the long-term resiliency of our company. While macroeconomic conditions have been challenging and volatile, we remain guided by a consistent set of strategic priorities, which drove our results this quarter. The adaptability and innovation that define our leading businesses positioned us well for the accelerating digital trends and evolving consumer demands in auto.

“Ally’s financial results included $1.25 of Adjusted EPS[1] and $1.7 billion of total net revenue, both of which were the highest metrics since becoming a publicly traded company. Our results reflect ongoing strength in credit performance, focused execution from our leading auto finance and deposits businesses, as well as ongoing momentum from our expanded consumer offerings.

“In auto finance, we originated $9.8 billion of consumer loans and leases, representing our highest quarterly volume in five years, while generating new originated yields[1] of 6.95%. Importantly, we remained disciplined with our underwriting standards, with a retail auto net charge-off rate of 0.64%, our lowest quarterly rate since 2014. At the end of the quarter, nearly 99% of our 1.3 million auto customers that had a COVID-related deferral exited the program. Our ability to offer such comprehensive relief reflects our customer-first values and will drive loyalty and stronger credit performance over time.

“2020 has been a banner year for growth among our deposit and consumer products, and that momentum persisted in the third quarter. Retail deposits increased $5.0 billion to nearly $121 billion, and deposits now represent 82% of our total funding. As an early disruptor in online banking, our investments in the Ally Bank brand have steadily increased brand awareness and driven industry-leading loyalty, retention and satisfaction scores. Our scalable, customer-centric platform is positioned for sustained momentum across our digitally-based products, which will enhance future growth opportunities.

“Making a positive social impact in our communities has always been an integral part of our culture. In September, we announced the formation of the Ally Charitable Foundation with a commitment to invest $30 million over the next three years into communities we serve across the country, further enabling us to fulfill our promise to ‘Do It Right.’

“Our performance in third quarter provides ample reason for optimism and is a testament to our ability to deliver risk-adjusted returns throughout the economic cycle. We are mindful of the uncertainty associated with this pandemic and will remain focused and balanced in our approach as we continue to drive long-term value for our stakeholders.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.

[2]	Total liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Discussion of Third Quarter Results

Net income attributable to common shareholders was $476 million in the quarter, compared to net income attributable to common shareholders of $381 million in the third quarter of 2019, as lower provision for credit losses, higher other revenue and higher net financing revenue more than offset higher noninterest expense.

Net financing revenue was $1.2 billion, up $12 million year-over-year, driven by higher gains on off-lease vehicles, higher retail auto revenue and lower funding costs, partially offset by higher mortgage premium amortization and lower commercial auto portfolio balance and yield.

Other revenue increased $71 million year-over-year to $484 million, including a $13 million increase in the fair value of equity securities in the quarter, compared to an $11 million decrease in the fair value of equity securities in the prior year quarter. Other revenue, excluding the change in fair value of equity securitiesA, increased $46 million year-over-year to $471 million, primarily driven by higher realized investment gains and higher gain-on-sale revenue at Ally Home®.

Net interest margin (“NIM”) of 2.65%, including Core OIDB of 2 bps, decreased 5 bps year-over-year. Excluding Core OIDB, NIM was 2.67%, down 5 bps versus the prior year period, due to elevated liquidity levels and mortgage premium amortization more than offsetting higher gains on off-lease vehicles, retail auto portfolio yield expansion and lower funding costs.

Provision for credit losses decreased $116 million year-over-year to $147 million, primarily due to lower retail auto net charge-offs.

Noninterest expense increased $67 million year-over-year, driven primarily by increased staffing and investments in auto servicing and collections activities, higher weather-related losses, technology spend supporting business initiatives and the addition of Ally Lending in the fourth quarter of 2019.

A

Adjusted other revenue is a non-GAAP financial measure. Effective 1/1/2018, ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

B	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms and reconciliation to GAAP later in this press release.

Third Quarter Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	3Q 20	2Q 20	3Q 19	2Q 20	3Q 19

Net Financing Revenue (excluding Core OID)[1]	$1,209	$1,063	$1,195	$146	$14

Core OID	(9)	(9)	(7)	(0)	(2)

(a) Net Financing Revenue (as reported)	1,200	1,054	1,188	146	12

Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	471	465	424	5	46

Change in Fair Value of Equity Securities[2]	13	90	(11)	(76)	25

(b) Other Revenue (as reported)	484	555	413	(71)	71

(c) Provision for Credit Losses	147	287	263	(140)	(116)

(d) Noninterest Expense	905	985	838	(80)	67

Pre-Tax Income from Continuing Operations (a+b-c-d)	$632	$337	$500	$295	$132

Income Tax Expense	156	95	119	61	37

Income / (Loss) from Discontinued Operations, Net of Tax	-	(1)	-	1	-

Net Income	$476	$241	$381	$235	$95

	3Q 20	2Q 20	3Q 19	2Q 20	3Q 19

GAAP EPS (diluted)	$1.26	$0.64	$0.97	$0.62	$0.29

Discontinued Operations, Net of Tax	-	0.00	-	(0.00)	-

Core OID, Net of Tax	0.02	0.02	0.02	0.00	0.00

Change in Fair Value of Equity Securities, Net of Tax	(0.03)	(0.19)	0.02	0.16	(0.05)

Repositioning and Other, Net of Tax[3]	-	0.13	-	(0.13)	-

Adjusted EPS[4]	$1.25	$0.61	$1.01	$0.65	$0.25

Core ROTCE[4]	15.2%	7.6%	12.3%

Adjusted Efficiency Ratio[4]	47.3%	52.5%	45.3%

Effective Tax Rate	24.8%	28.2%	23.9%
(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Repositioning and Other, Net of Tax in 2Q 2020 includes a $50 million goodwill impairment at Ally Invest.
(4)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	3Q 20	2Q 20	3Q 19	2Q 20	3Q 19

Automotive Finance	$566	$329	$429	$237	$137

Insurance	78	128	56	(50)	22

Dealer Financial Services	$644	$457	$485	$187	$159

Corporate Finance	60	32	44	28	16

Mortgage Finance	26	8	11	18	15

Corporate and Other	(98)	(160)	(40)	62	(58)

Pre-Tax Income from Continuing Operations	$632	$337	$500	$295	$132

Core OID[1]	9	9	7	0	2

Change in Fair Value of Equity Securities[2]	(13)	(90)	11	76	(25)

Repositioning and Other[3]	-	50	-	(50)	-

Core Pre-Tax Income[4]	$628	$306	$519	$322	$109

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Repositioning and Other includes a $50 million goodwill impairment at Ally Invest in 2Q 2020.
(4)

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other primarily related to a 2Q 2020 goodwill impairment at Ally Invest. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $566 million was up $137 million year-over-year, primarily due to lower provision for credit losses and higher net financing revenue, partially offset by higher noninterest expense.

Net financing revenue of $1.1 billion was $24 million higher year-over-year, driven by higher gains on off-lease vehicles and higher retail auto revenue, partially offset by lower commercial auto portfolio balance and yield. Ally’s retail auto portfolio yield increased 17 bps year-over-year to 6.83%, excluding the impact of hedges.

Provision for credit losses totaled $128 million, down $137 million year-over-year, primarily due to lower retail auto net charge-offs. The retail auto net charge-off rate was 0.64%, down 74 bps year-over-year.

Consumer auto originations increased to $9.8 billion from $9.3 billion in the prior year period, which included $5.4 billion of used retail volume, or 55% of total originations, $3.0 billion of new retail volume, and $1.4 billion of leases. Estimated retail auto originated yieldC in the quarter was 6.95%.

End-of-period auto earning assets decreased $10.1 billion year-over-year from $114.9 billion to $104.8 billion, as an increase in consumer auto earning assets was more than offset by a decline in commercial earning assets. End-of-period consumer auto earning assets were up $1.4 billion year-over-year, driven by growth in operating lease assets and retail loans. End-of-period commercial earning assets of $21.9 billion were $11.5 billion lower year-over-year, driven by industry-wide vehicle inventory declines.

Insurance

Pre-tax income of $78 million was up $22 million year-over-year, as higher weather losses and lower earned premiums were more than offset by higher realized investment gains and a $13 million increase in the fair value of equity securitiesD in the quarter compared to a $10 million decrease in the fair value of equity securitiesD in the prior year quarter. Core pre-tax incomeE was flat year-over-year at $65 million.

Written premiums were $333 million, down $24 million year-over-year, driven primarily by lower dealer inventory levels.

Total investment income was $54 million, up $25 million year-over-year, excluding a $13 million increase in the fair value of equity securities during the quarterD, driven by higher realized investment gains.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Corporate Finance

Pre-tax income was $60 million in the quarter, up $16 million year-over-year, driven by higher net financing revenue.

Net financing revenue increased $15 million year-over-year to $75 million, driven by higher loan balances. Other revenue, excluding the change in fair value of equity securitiesF, declined $2 million year-over-year to $8 million.

Provision for credit losses totaled $1 million, down $2 million from the prior year period. The held-for-investment loan portfolio increased 17% year-over-year from $5.0 billion to $5.9 billion.

Mortgage Finance

Pre-tax income was $26 million in the quarter, up $15 million year-over-year, as higher other revenue more than offset lower net financing revenue and higher noninterest expense.

Net financing revenue was down $9 million year-over-year to $30 million, reflecting ongoing elevated prepayment activity and higher premium amortization. Other revenue increased $26 million year-over-year to $36 million, primarily driven by strong gain-on-sale activity. Direct-to-consumer originations totaled $1.3 billion in the quarter, up $0.5 billion year-over-year, demonstrating continued momentum in the Ally Home® business.

Existing Ally Bank customers accounted for 54% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.19 per share quarterly common dividend in the third quarter. Ally’s Board of Directors approved a $0.19 per share common dividend for the fourth quarter of 2020.

Preliminary Common Equity Tier 1 (CET1) capital ratio increased from 10.1% to 10.4% quarter-over-quarter, primarily due to strong net income generation.

Liquidity & Funding

Consolidated liquid cash and cash equivalentsG totaled $19.3 billion at quarter-end, up $0.7 billion compared to the end of the second quarter. Total liquidityH was $44.2 billion at quarter-end.

Ally issued $750 million of unsecured debt during the quarter at a 1.45% coupon and paid down $2.5 billion of FHLB borrowings at a weighted average coupon of approximately 2.8%.

Deposits represented 82% of Ally’s funding portfolio at quarter-end, excluding Core OID balanceI, increasing from 74% a year ago.

Deposits

Retail deposits increased to $120.8 billion at quarter-end, up $19.5 billion year-over-year and up $5.0 billion for the quarter. Total deposits increased to $134.9 billion at quarter-end, up $15.7 billion year-over-year.

The average retail portfolio deposit rate was 1.26% for the quarter, down 88 bps year-over-year and down 38 bps quarter-over-quarter.

Ally’s retail deposit customer base grew 14% year-over-year, totaling 2.2 million customers at quarter-end, while adding 78 thousand customers during the quarter. Millennials continue to comprise the largest generation segment of new customers, accounting for 62% of new customers in the third quarter.

FASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

GCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

HTotal liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

IRepresents a non-GAAP financial measure. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Note: In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Health Credit Services (rebranded Ally Lending) was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extends through December 31, 2021. Beginning on January 1, 2022, we will be required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and plan to phase in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		3Q 20	2Q 20	3Q 19

GAAP Net Income Attributable to Common Shareholders		$476	$241	$381

Discontinued Operations, Net of Tax		-	1	-

Core OID		9	9	7

Repositioning and Other		-	50	-

Change in the Fair Value of Equity Securities		(13)	(90)	11

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		1	17	(4)

Core Net Income Attributable to Common Shareholders	[a]	$473	$228	$396

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	377,011	375,762	392,604

Adjusted EPS	[a] ÷ [b]	$1.25	$0.61	$1.01

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		3Q 20	2Q 20	3Q 19

GAAP Net Income Attributable to Common Shareholders		$476	$241	$381

Discontinued Operations, Net of Tax		-	1	-

Core OID		9	9	7

Repositioning and Other		-	50	-

Change in Fair Value of Equity Securities		(13)	(90)	11

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		1	17	(4)

Core Net Income Attributable to Common Shareholders	[a]	$473	$228	$396

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$14.0	$13.7	$14.4

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.4)	(0.4)	(0.3)

Tangible Common Equity		$13.6	$13.3	$14.1

Core OID Balance		(1.0)	(1.1)	(1.1)

Net Deferred Tax Asset (DTA)		(0.1)	(0.2)	(0.1)

Normalized Common Equity	[b]	$12.4	$12.0	$12.9

Core Return on Tangible Common Equity	[a] ÷ [b]	15.2%	7.6%	12.3%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		3Q 20	2Q 20	3Q 19

GAAP Common Shareholder’s Equity		$14.1	$13.8	$14.5

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.4)	(0.4)	(0.3)

Tangible Common Equity		13.7	13.4	14.2

Tax-effected Core OID Balance (21% starting in 4Q17)		(0.8)	(0.8)	(0.8)

Adjusted Tangible Book Value	[a]	$12.9	$12.6	$13.3

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	373,857	373,837	383,523

Metric

GAAP Common Shareholder’s Equity per Share		$37.8	$37.0	$37.7

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(1.0)	(1.0)	(0.7)

Tangible Common Equity per Share		$36.7	$35.9	$37.0

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.2)	(2.2)	(2.2)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$34.6	$33.7	$34.7

Adjusted Efficiency Ratio

Numerator ($ millions)		3Q 20	2Q 20	3Q 19

GAAP Noninterest Expense		$905	$985	$838

Rep and Warrant Expense		—	—	(0)

Insurance Expense		(268)	(322)	(247)

Repositioning and Other		—	(50)	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$637	$613	$591

Denominator ($ millions)

Total Net Revenue		$1,684	$1,609	$1,601

Core OID		9	9	7

Insurance Revenue		(346)	(450)	(303)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,347	$1,168	$1,305

Adjusted Efficiency Ratio	[a] ÷ [b]	47.3%	52.5%	45.3%

Original Issue Discount Amortization Expense ($ millions)		3Q 20	2Q 20	3Q 19

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$9	$9	$7

Other OID		3	4	3

GAAP Original Issue Discount Amortization Expense		$12	$12	$11

Outstanding Original Issue Discount Balance ($ millions)		3Q 20	2Q 20	3Q 19

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(1,037)	$(1,046)	$(1,071)

Other Outstanding OID Balance		(48)	(46)	(40)

GAAP Outstanding Original Issue Discount Balance		$(1,084)	$(1,092)	$(1,111)

Net Financing Revenue (ex. Core OID)

($ millions)		3Q 20	2Q 20	3Q 19

GAAP Net Financing Revenue		$1,200	$1,054	$1,188

Core OID		9	9	7

Net Financing Revenue (ex. Core OID)	[a]	$1,209	$1,063	$1,195

Adjusted Other Revenue

($ millions)		3Q 20	2Q 20	3Q 19

GAAP Other Revenue		$484	$555	$413

Change in Fair Value of Equity Securities		(13)	(90)	11

Adjusted Other Revenue	[b]	$471	$465	$424

Adjusted Total Net Revenue

($ millions)		3Q 20	2Q 20	3Q 19

Adjusted Total Net Revenue	[a] + [b]	$1,680	$1,528	$1,620

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Insurance Non-GAAP Walk to Core Pre-Tax Income

	3Q 2020					3Q 2019

($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$279	$-	$-	$279	$283	$-	$-	$283

Losses and Loss Adjustment Expenses	85	-	-	85	74	-	-	74

Acquisition and Underwriting Expenses	183	-	-	183	173	-	-	173

Investment Income and Other	67	-	(13)	54	20	-	10	30

Pre-Tax Income from Continuing Operations	$78	$-	$(13)	$65	$56	$-	$10	$66

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the third quarter 2020 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $185.3 billion in assets as of September 30, 2020. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:
Daniel Eller	Jillian Palash
Ally Investor Relations	Ally Communications (Media)
704-444-5216	704-644-6201
daniel.eller@ally.com	jillian.palash@ally.com